ZBB Energy Corporation Announces Closing of Initial
Public Offering for a Total of $20 million in Proceeds
Commenced Trading on the American Stock
Exchange under Symbol ZBB
Milwaukee, WI — June 18, 2007 — ZBB Energy Corporation (AMEX and ASX: ZBB) today announced the completion of its initial public offering of 3,333,333 shares of its common stock. The shares are listed on the American Stock Exchange under the symbol “ZBB” and were sold at an initial public offering price of $6.00 per share, totalling $20 million in proceeds.
Jesup and Lamont Securities, Empire Financial Holdings Company (AMEX: EFH — News) and Maxim Group, LLC acted as co-managers of the offering. A copy of the final prospectus relating to the offering may be obtained from Jesup & Lamont Securities Corporation, Prospectus Department, 650 Fifth Avenue, 3rd Floor, New York, N.Y., 10019, (212) 307-2675, Fax (212) 307-7827.
This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.
About ZBB Energy Corporation
ZBB Energy Corporation develops and manufactures distributed energy storage solutions based on the Company’s proprietary zinc-bromine rechargeable electrical energy storage technology. The unique, modular construction of the Company’s core 50 kWh product enables ZBB’s battery to be sized and packaged as a fully customized, large format, energy storage system. This scaleable, mobile system is ideally suited for a number of large market applications.
Inquiries regarding this announcement should be directed to:

Robert Parry	or	Don Wojnowski
Chief Executive Officer		Chief Executive Officer
ZBB Energy Corporation		Empire Financial Holdings Company
Phone: +1-262-253 9800		2170 West State Road 434, Suite 100
Or (+61)-08-9494 2055		Longwood, FL 32779
Email: rparry@zbbenergy.com		Phone: +1-(407) 774-1300

Stan Altschuler / Ryan Daniels
Strategic Growth International
T: 212.838.1444
Email: saltschuler@sgi-ir.com